SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 18, 2002

ACCEPTANCE INSURANCE COMPANIES INC.
(Exact name of registrant as specified in its charter)

                                      Delaware                        1-7461                            31-0742926
                              (State of Incorporation)   (Commission File Number)      (IRS Employer
                                                                                                                Identification Number)

535 West Broadway
Council Bluffs, Iowa 51503
(Address of Principal Executive Offices)
(Zip Code)

Registrant's Telephone Number, Including Area Code:
(712) 328-3918

   __________

Not applicable
(Former name or former address, if changed since last report)

RAIN AND HAIL AND ACCEPTANCE INSURANCE
ANNOUNCE LETTER OF INTENT

For Immediate Release

        (Johnston, Iowa and Council Bluffs, Iowa—November 18, 2002) Rain and Hail L.L.C. (“Rain and Hail”) and Acceptance Insurance Companies Inc. (NYSE:AIF) today announced the signing of a nonbinding Letter of Intent setting forth the preliminary terms for a potential purchase of the crop insurance assets of Acceptance Insurance Companies Inc. and/or one or more of its affiliates or subsidiaries (collectively, “Acceptance”) by Rain and Hail and/or certain of its affiliates.

        The Letter of Intent contemplates transfer by Acceptance of crop insurance policies for the 2003 Crop Year, as well as relationships with crop insurance agents and adjusters. The proposed sale is contingent upon several conditions, including the negotiation and execution of a definitive agreement, approval by the Boards of Directors of both companies and certain of their affiliates, and receipt of all appropriate regulatory approvals. There can be no assurance as to the final terms of the proposed transaction, that the conditions will be satisfied, or that the proposed transaction will be completed.

        “Rain and Hail welcomes the opportunity to bring together two books of business that emphasize providing premier risk management services to America’s farmers,” said John Joyce, Rain and Hail Chairman. “We strongly believe this transition will strengthen the commitment to service and provide the financial stability agents and farmers require from their crop insurance provider. We are hopeful this proposed transaction will move forward rapidly.”

        “We believe that the transition of our crop insurance business to Rain and Hail provides the best opportunity for our agents and policyholders,” said John E. Martin, Acceptance President and Chief Executive Officer. “Rain and Hail is a respected and long-time provider of crop insurance. Along with ACE American Insurance Company, Rain and Hail’s principal underwriting company, Rain and Hail is well-positioned to serve the needs of our agents and policyholders. We look forward to completing the transaction, and working with Rain and Hail in the transition of our crop insurance business.”

        This release includes forward-looking statements with respect to Acceptance Insurance Companies Inc. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements, including factors noted in Acceptance’s Form 10K for the year ended December 31, 2001 and Form 10-Q for the quarter ended June 30, 2002, which are incorporated herein by this reference. The Company will not update or revise the forward-looking statements in this release even though the conditions or circumstances currently underlying those statements may materially change.

Contacts:

John H. Joyce
Chairman
Rain and Hail L.L.C.
515.559.1000

John E. Martin
President and Chief Executive Officer
Acceptance Insurance Companies Inc.
712.328.3918